Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
PRESIDENT	DECEMBER 21, 2006
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES PROMOTION OF GAYLA J. DELLY TO

PRESIDENT AND DONALD F. ADAM TO CFO

ANGLETON, TX, DECEMBER 21, 2006 – Benchmark Electronics, Inc. (NYSE: BHE), a leading provider of electronics manufacturing and design services to original equipment manufacturers, has announced the following executive promotions:

Gayla J. Delly, 47, has been promoted to President of the Company. Ms. Delly has been with the Company since 1996 and served as Chief Financial Officer of the Company since May 2001. In her new role, Gayla will assume responsibility for the day-to-day business operations of Benchmark.

Donald F. Adam, 43, has been promoted to Chief Financial Officer. Mr. Adam has worked at Benchmark since January 2002 and most recently served as Vice President and Corporate Controller. In his new role, Don will assume responsibility for the day-to-day financial activities of Benchmark. Prior to joining the Company in 2002, Mr. Adam had over 16 years of public and corporate accounting experience.

“Gayla and I have worked closely together over the past decade and she has made significant contributions to Benchmark and been an integral part of our executive team,” said Cary T. Fu, Benchmark CEO. “Gayla is an accomplished leader and is highly respected both within Benchmark and the industry. Likewise, Don has assumed increased financial responsibilities over the past few years and is well qualified to serve as CFO.”

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries. Benchmark’s common shares trade on the New York Stock Exchange under the symbol BHE. More information about Benchmark can be found at www.bench.com.

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